Exhibit 99.04

Pazoo Fitness – Nutrition – Sports Performance and Youth Fitness Expert Is Crowned The 2013 Ms. Fitness Universe Champion

Cedar Knolls, NJ, July 18, 2013 Pazoo, Inc., (OTCQB Symbol: PZOO; German WKN#: A1J3DK) is pleased to announce that Kristy Lee Wilson competed in and won the Title of Ms. Fitness Universe. Earlier this year Kristy joined the Pazoo team as a fitness expert bringing a wealth of information on how to get in shape and stay fit.  Her winning routine along with her own story can be viewed on www.pazoo.com. It is the mission of Pazoo, Inc. to provide you with the tools to make improvements to your everyday life and Kristy Lee is a shining example that you can gain a tremendous amount of valuable information on www.pazoo.com which will allow you to empower yourself to live a happier and  healthier life.

Kristy Lee Wilson Commented, “I'm so honored to have won the Ms Fitness Universe 2013 title. I almost did not go to the show as I was struggling with an injury. But I am so glad I kept the faith and didn't quit. If you put in the hard work, never stop believing in yourself and surround yourself with a great support system anything is possible! Don't ever give up on your dreams. This shows me a big lesson. There will be hurdles and road blocks along the path toward any dream, but it's in those moments you feel like quitting where success is so close. To be Ms Fitness Universe ... that definitely has a nice sound to it!”

Kristy is a Certified Personal Trainer, Corrective Exercise Specialist, and Sports Performance Specialist through the National Academy of Sports Medicine. She is the founder and owner KLW Fitness in Orlando, Florida, a Fitness Expert on Dr Oz’s www.Sharecare.com website, as well as an International Presenter and Speaker. Kristy specializes in Weight Loss and Weight Management, Youth Fitness, Gymnastics Conditioning and Sports Performance Enhancement. For further information on Kristy, Pazoo, and Fitness Universe, please go to:

http://www.pazoo.com
http://www.kristywilson.com
http://www.fitnessuniverse.com

About Pazoo, Inc.:

Pazoo, Inc. is a company focused on empowering individuals with the tools to enrich their lives. Pazoo delivers information, services and products through direct response digital and TV, retail stores and its website www.pazoo.com is a health and wellness social community with an array of experts delivering vital information to improve and enhance the enjoyment of living a full and enriching life. We feature industry experts from the health and wellness industry as well as the pet industry. On the website an individual can find a limited, and high quality, selection of merchandise, including fitness consumables, nutritional supplements, apparel, and wellness/safety products.

Safe Harbor Statement:

This update includes forward-looking statements. These forward-looking statements generally can be identified by phrases such as Pazoo, Inc. or its management "believes," "expects," "anticipates," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Similarly, statements herein that describe the Company's business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements.

For Investor Relations:

Taylor Capitol, LLC
Phone: 973-351-3868
Email: INVESTOR@PAZOO.COM

SOURCE Pazoo, Inc.

Release Date: July 18, 2013